Exhibit 99.1

HEIDMAR MARITIME HOLDINGS CORP.

2025 EQUITY INCENTIVE PLAN

ARTICLE I.

General

1.1. Purpose

The Heidmar Maritime Holdings Corp. 2025 Equity Incentive Plan (the “Plan”) is designed to provide certain Key Persons (as defined below), whose initiative and efforts are deemed to be important to the successful conduct of the business of Heidmar Marine Inc. (the “Company”), with incentives to (a) acquire a proprietary interest in the success of the Company, (b) maximize their performance in respect of the provision of their services to the Company, a Subsidiary (as defined below) and/or an Affiliate (as defined below) and (c) enhance the long-term performance of the Company.

1.2. Administration

(a) Administration. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Board”) or such other committee of the Board as may be designated by the Board to administer the Plan (the “Administrator”); provided, that (i) in the event the Company is subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “1934 Act”), the Administrator shall be composed of two or more directors, each of whom is a “Non-Employee Director” (a “Non-Employee Director”) under Rule 16b-3 (as promulgated and interpreted by the Securities and Exchange Commission (the “SEC”) under the 1934 Act, or any successor rule or regulation thereto as in effect from time to time (“Rule 16b-3”)), and (ii) the Administrator shall be composed solely of two or more directors who are “independent directors” under the rules of any stock exchange on which the Company’s Common Shares (as defined below) are traded; provided, further, that, (A) the requirement in the preceding clause (i) shall apply only when required to exempt an Award (as defined below) intended to qualify for an exemption under the applicable provisions referenced therein, (B) the requirement in the preceding clause (ii) shall apply only when required pursuant to the applicable rules of the applicable stock exchange and (C) if at any time the Administrator is not so composed as required by the preceding provisions of this sentence, that fact will not invalidate any grant made, or action taken, by the Administrator hereunder that otherwise satisfies the terms of the Plan. Subject to the terms of the Plan, applicable law and the applicable rules and regulations of any stock exchange on which the Common Shares are listed for trading, and in addition to other express powers and authorizations conferred on the Administrator by the Plan, the Administrator shall have the full power and authority to: (1) designate the Key Persons to receive Awards under the Plan; (2) determine the types of Awards granted to a participant under the Plan; (3) determine the number of shares to be covered by, or with respect to which payments, rights or other matters are to be calculated with respect to, Awards; (4) determine the terms and conditions of any Awards; (5) determine whether, and to what extent, and under what circumstances, Awards may be settled or exercised in cash, shares, other securities, other Awards or other property, or cancelled, forfeited or suspended, and the methods by which Awards may be settled, exercised, cancelled, forfeited or suspended; (6) determine whether, to what extent, and under what circumstances cash, shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred, either automatically or at the election of the holder thereof or the Administrator; (7) construe, interpret and implement the Plan and any Award Agreement (as defined below); (8) prescribe, amend, rescind or waive rules and regulations relating to the Plan, including rules governing its operation, and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (9) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award Agreement; and (10) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Administrator, may be made at any time and shall be final, conclusive and binding upon all Persons (as defined below).

(b) General Right of Delegation. Except to the extent prohibited by applicable law, the applicable rules of a stock exchange or any charter, by-laws or other agreement governing the Administrator, the Administrator may delegate all or any part of its responsibilities to any Person or Persons selected by it; provided, that any delegation of the authority to grant Awards hereunder shall not be in contradiction to the provisions of Section 1.2(d) of the Plan; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable securities laws (including, without limitation, Rule 16b-3, to the extent applicable) and the rules of any applicable stock exchange. Any delegation hereunder shall be subject to the restrictions and limits that the Administrator specifies at the time of such delegation, and the Administrator may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 1.2(b) shall serve in such capacity at the pleasure of the Administrator.

(c) Indemnification. No member of the Board, the Administrator or any officer or employee of the Company or any Subsidiary or any Affiliate or any of their agents (each such Person, a “Covered Person”) shall be liable for any action taken or omitted to be taken, or any determination made in good faith, on behalf of the Company with respect to the Plan or any Award hereunder. Each Covered Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s articles of incorporation or bylaws (in each case, as amended and/or restated). The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s articles of incorporation or bylaws (in each case, as amended and/or restated), as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Persons or hold them harmless.

(d) Delegation of Authority to Grant Awards. The Administrator may, in accordance with and subject to the terms of Section 1.2(b), delegate, on such terms and conditions as it determines (including, in respect of such delegation, setting the maximum number of shares issuable by the delegatee, establishing the time period during which the applicable Awards may be issued by the delegatee and exercised by the recipient, and/or establishing the minimum consideration (if any) for which the applicable Awards may be issued by the delegatee and exercised by the recipient), to one or more senior officers of the Company, the authority to make grants of Awards to Key Persons who are employees of the Company or any Subsidiary (including any such prospective employee) and consultants or service providers to (including Persons actively providing services to the Company or a Subsidiary through an entity that is itself a consultant or service provider to) the Company or any Subsidiary. In no event shall any delegatee be delegated the authority to grant Awards to such delegatee, nor shall any such officer be delegated the authority to grant Awards to, or amend Awards held by, any Key Person who is (i) an officer of the Company, a Subsidiary or an Affiliate to whom authority to grant or amend Awards to such delegatee has been delegated hereunder, (ii) subject to the provisions of Section 16(b) of the 1934 Act in respect of the Company, to the extent applicable, or (iii) a director of the Company.

(e) Awards to Non-Employee Directors. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards to Non-Employee Directors or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Administrator herein with respect to such Awards.

1.3. Persons Eligible for Awards

The Persons eligible to receive Awards under the Plan are those directors, officers and employees (including any prospective officer or employee) of the Company or a Subsidiary or an Affiliate and consultants and service providers to (including Persons actively providing services to the Company or a Subsidiary through an entity that is itself a consultant or service provider to) the Company or a Subsidiary or an Affiliate (collectively, “Key Persons”) as the Administrator shall select.

1.4. Types of Awards

Awards may be made under the Plan in the form of (a) non-qualified stock options (i.e., stock options that are not “incentive stock options” for purposes of Sections 421 and 422 of the Code (as defined below)), (b) stock appreciation rights, (c) restricted stock, (d) restricted stock units, (e) dividend equivalents, (f) cash awards, (g) unrestricted stock and (h) other equity-based or equity-related awards, all as more fully set forth in the Plan. The term “Award” means any of the foregoing that are granted under the Plan.

1.5. Shares Available for Awards; Adjustments for Changes in Capitalization

(a) Maximum Number. Subject to adjustment as provided in Section 1.5(c):

(i) the maximum aggregate number of Common Shares of the Company, par value $0.001 per share (“Common Shares”), that may be delivered pursuant to Awards granted under the Plan shall be 5,710,258. The following Common Shares shall again become available for Awards under the Plan: (A) any shares that are subject to an Award under the Plan and that remain unissued upon the cancellation or termination of such Award for any reason whatsoever; (B) any shares of restricted stock forfeited pursuant to the Plan or the applicable Award Agreement; provided, that any dividend equivalent rights with respect to such shares that have not theretofore been directly remitted to the grantee are also forfeited; and (C) any shares in respect of which an Award is settled for cash without the delivery of shares to the grantee. Any shares used to pay the exercise price or tax withholding obligation related to an Award shall again become available to be delivered pursuant to Awards under the Plan. Awards that are payable solely in cash shall not be counted against the aggregate number of Common Shares available for Awards under the Plan; and

(ii) no non-employee director of the Company may be granted options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, unrestricted stock or other equity-based or equity-related Awards for more than 40,000 Common Shares during any calendar year or cash Awards under the Plan in excess of $50,000 during any calendar year, inclusive of Board, committee or other service fees.

(b) Source of Shares. Shares issued pursuant to the Plan may be authorized but unissued Common Shares or treasury shares. The Administrator may direct that any stock certificate or book-entry interest evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares.

(c) Adjustments. (i) In the event that any dividend or other distribution (whether in the form of cash, Company shares, other securities or other property), stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase or exchange of Company shares or other securities of the Company, issuance of warrants or other rights to purchase Company shares or other securities of the Company, or other similar corporate transaction or event, affects the Company shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then, subject to the provisions of Section 1.5(c)(iv) below, the Administrator shall, in such manner as it may deem equitable, adjust any or all of the number of shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan.

(i) The Administrator shall make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or infrequently occurring events (including the events described in Section 1.5(c)(i) or the occurrence of a Change in Control (as defined below), subject to the provisions of Section 1.5(c)(iv) below) affecting the Company, a Subsidiary or an Affiliate, or the financial statements of the Company, a Subsidiary or an Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, including providing for (A) adjustment to (1) the number of shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price (as defined below) with respect to any Award and (B) a substitution or assumption of Awards, accelerating the exercisability or vesting of, or lapse of restrictions on, Awards, or accelerating the termination of Awards by providing for a period of time for exercise prior to the occurrence of such event, or, if deemed appropriate or desirable, providing for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award (it being understood that, in such event, any option or stock appreciation right having a per share Exercise Price equal to, or in excess of, the Fair Market Value (as defined below) of a share subject to such option or stock appreciation right may be cancelled and terminated without any payment or consideration therefor); provided, that with respect to options and stock appreciation rights, unless otherwise determined by the Administrator, such adjustment shall be made in accordance with the provisions of Section 424(h) of the Code.

(ii) In the event of (A) a dissolution or liquidation of the Company, (B) a sale of all or substantially all the Company’s assets or (C) a merger, reorganization or consolidation involving the Company or a Subsidiary, the Administrator shall have the power to:

(1) provide that outstanding options, stock appreciation rights, restricted stock units (including any related dividend equivalent right) and/or other Awards granted under the Plan shall either continue in effect, be assumed or an equivalent award shall be substituted therefor by the successor entity or a parent or subsidiary entity;

(2) cancel, effective immediately prior to the occurrence of such event, options, stock appreciation rights, restricted stock units (including each dividend equivalent right related thereto) and/or other Awards granted under the Plan outstanding immediately prior to such event (whether or not then exercisable) and, in full consideration of such cancellation, pay to the holder of such Award a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Administrator) of the shares subject to such Award (or the value of such Award, as determined by the Administrator, if not based on the Fair Market Value of shares) over the aggregate Exercise Price of such Award (or the grant price of such Award, if any, if applicable) (it being understood that, in such event, any option or stock appreciation right having a per share Exercise Price equal to, or in excess of, the Fair Market Value of a share subject to such option or stock appreciation right may be cancelled and terminated without any payment or consideration therefor); or

(3) notify the holder of an option or stock appreciation right in writing or electronically that each option and stock appreciation right shall be fully vested and exercisable for a period of 30 days from the date of such notice, or such shorter period as the Administrator may determine to be reasonable, and the option or stock appreciation right shall terminate upon the expiration of such period (which period shall expire no later than immediately prior to the consummation of the corporate transaction).

(iii) In connection with the occurrence of any Equity Restructuring (as defined below), and notwithstanding anything to the contrary in this Section 1.5(c):

(A) The number and type of securities or other property subject to each outstanding Award and the Exercise Price or grant price thereof, if applicable, shall be equitably adjusted; and

(B) The Administrator shall make such equitable adjustments, if any, as the Administrator may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations set forth in Section 1.5(a)). The adjustments provided under this Section 1.5(c)(iv) shall be nondiscretionary and shall be final and binding on the affected participant and the Company.

1.6. Definitions of Certain Terms

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Administrator.

(b) Unless otherwise specifically set forth in the applicable Award Agreement, in connection with a termination of employment or consultancy/service relationship, for purposes of the Plan, the term “for Cause” shall be defined as follows:

(i) if there is an employment, severance, consulting, service, change in control or other agreement governing the relationship between the grantee, on the one hand, and the Company or a Subsidiary or an Affiliate, on the other hand, that contains a definition of “cause” (or similar phrase or phrase of similar meaning), for purposes of the Plan, the term “for Cause” shall mean those acts or omissions that would constitute “cause” (or similar phrase or phrase of similar meaning) under such agreement; or

(ii) if the preceding clause (i) is not applicable to the grantee, for purposes of the Plan, the term “for Cause” shall mean any of the following:

(A) any failure by the grantee substantially to perform the grantee’s employment or consulting/service or Board membership duties;

(B) any excessive unauthorized absenteeism by the grantee;

(C) any refusal by the grantee to obey the lawful orders of the Board or any other Person to whom the grantee reports;

(D) any act or omission by the grantee that is or may be injurious to the Company or any Subsidiary or any Affiliate, whether monetarily, reputationally or otherwise;

(E) any act by the grantee that is inconsistent with the best interests of the Company or any Subsidiary or any Affiliate;

(F) the grantee’s gross negligence that is injurious to the Company or any Subsidiary or any Affiliate, whether monetarily, reputationally or otherwise;

(G) the grantee’s material violation of any of the policies of the Company or any Subsidiary or any Affiliate, as applicable, including, without limitation, those policies relating to discrimination or sexual harassment;

(H) the grantee’s breach of any material provision of any applicable employment or service contract (including any non-competition, non-solicitation or confidentiality agreement) with the Company or any Subsidiary or any Affiliate;

(I) the grantee’s unauthorized (1) removal from the premises of the Company or any Subsidiary or any Affiliate of any document (in any medium or form) relating to the Company or any Subsidiary or any Affiliate or the customers or clients of the Company or any Subsidiary or any Affiliate or (2) disclosure to any Person of any of the Company’s, any Subsidiary’s or any Affiliate’s confidential or proprietary information;

(J) the grantee’s being convicted of, or entering a plea of guilty or nolo contendere to, any crime that constitutes a felony or involves moral turpitude; and

(K) the grantee’s commission of any act involving dishonesty or fraud.

Any rights the Company or any Subsidiary or any Affiliate may have under the Plan in respect of the events giving rise to a termination “for Cause” shall be in addition to any other rights the Company or any Subsidiary or any Affiliate may have under any other agreement with a grantee or at law or in equity. Any determination of whether a grantee’s employment or consultancy/service relationship is (or is deemed to have been) terminated “for Cause” shall be made by the Administrator. If, subsequent to a grantee’s voluntary termination of employment or consultancy/service relationship or involuntary termination of employment or consultancy/service relationship without Cause, it is discovered that the grantee’s employment or consultancy/service relationship could have been terminated “for Cause”, the Administrator may deem such grantee’s employment or consultancy/service relationship to have been terminated “for Cause” upon such discovery and determination by the Administrator.

(c) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(d) Unless otherwise specifically set forth in the applicable Award Agreement, “Disability” shall mean the grantee’s being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the grantee’s, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the grantee’s employer. The existence of a Disability shall be determined by the Administrator.

(e) “Equity Restructuring” shall mean a non-reciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the Common Shares (or other securities of the Company) or the share price thereof and causes a change in the per share value of the shares underlying outstanding Awards.

(f) “Exercise Price” shall mean (i) in the case of options, the price specified in the applicable Award Agreement as the price-per-share at which such share can be purchased pursuant to the option or (ii) in the case of stock appreciation rights, the price specified in the applicable Award Agreement as the reference price-per-share used to calculate the amount payable to the grantee.

(g) The “Fair Market Value” of a Common Share on any day shall be the closing price on the Nasdaq Capital Market, or such other primary stock exchange upon which such shares are then listed, as reported for such day in The Wall Street Journal (or, if not reported in The Wall Street Journal, such other reliable source as the Administrator may determine), or, if no such price is reported for such day, the average of the high bid and low asked price of a Common Share as reported for such day. If no quotation is made for the applicable day, the Fair Market Value of a Common Share on such day shall be determined in the manner set forth in the preceding sentence for the next preceding trading day. Notwithstanding the foregoing, if there is no reported closing price or high bid/low asked price that satisfies the preceding sentences, or if otherwise deemed necessary or appropriate by the Administrator, the Fair Market Value of a Common Share on any day shall be determined by such methods and procedures as shall be established from time to time by the Administrator. The “Fair Market Value” of any property other than Common Shares shall be the fair market value of such property determined by such methods and procedures as shall be established from time to time by the Administrator.

(h) Unless otherwise specifically set forth in the applicable Award Agreement, in connection with a termination of employment or consultancy/service relationship, for purposes of the Plan, the term “Good Reason” shall be defined as follows:

(i) if there is an employment, severance, consulting, service, change in control or other agreement governing the relationship between the grantee, on the one hand, and the Company or a Subsidiary or an Affiliate, on the other hand, that contains a definition of “good reason” (or similar phrase or phrase of similar meaning, including “constructive termination” by the Company, Subsidiary or Affiliate, as applicable), for purposes of the Plan, the term “Good Reason” shall mean those acts or omissions that would constitute “good reason” (or similar phrase or phrase of similar meaning) under such agreement; or

(ii) if the preceding clause (i) is not applicable to the grantee, for purposes of the Plan, the term “Good Reason” shall mean any of the following subsequent to a Change in Control:

(A) a material diminution in the grantee’s base compensation;

(B) a material diminution in the grantee’s authority, duties, or responsibilities;

(C) a relocation of the grantee’s primary office location beyond a fifty (50) mile radius of the grantee’s primary office prior to such relocation; or

(D) any other action or inaction that constitutes a material breach by the Company, a Subsidiary or an Affiliate (or the acquiror or successor thereof, as applicable) of the employment, severance, consulting, service, change in control or other agreement governing the relationship between the grantee, on the one hand, and the Company or a Subsidiary or an Affiliate (or the acquiror or successor thereof, as applicable), on the other hand;

provided, that, for purposes of this clause (ii), in order for the grantee’s termination of employment or consultancy/service relationship to be deemed to be for “Good Reason”, (x) such termination must occur within six months of the initial existence of the applicable condition arising without the consent of the grantee, (y) the grantee must provide notice to the Company (or its acquiror or successor, as applicable) of the existence of the applicable condition no later than 90 days following the initial existence of the condition, and (z) the Company (or its acquiror or successor, as applicable) must have failed to remedy the condition within 30 days of its receipt of the notice from the grantee of the existence of such condition.

(i) “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

(j) “Repricing” shall mean (i) lowering the Exercise Price of an option or a stock appreciation right after it has been granted, (ii) the cancellation of an option or a stock appreciation right in exchange for cash or another Award when the Exercise Price exceeds the Fair Market Value of the underlying shares subject to the Award and (iii) any other action with respect to an option or a stock appreciation right that is treated as a repricing under (A) generally accepted accounting principles or (B) any applicable stock exchange rules.

(k) “Subsidiary” shall mean any entity in which the Company, directly or indirectly, has a 50% or more equity interest.

ARTICLE II.

Awards Under The Plan

2.1. Agreements Evidencing Awards

Each Award granted under the Plan shall be evidenced by a written agreement or certificate (“Award Agreement”), which shall contain such provisions as the Administrator may deem necessary or desirable and which may, but need not, require execution or acknowledgment by a grantee. The Award shall be subject to all the terms and provisions of the Plan and the applicable Award Agreement.

2.2. Grant of Stock Options and Stock Appreciation Rights

(a) Stock Option Grants. The Administrator may grant non-qualified stock options (“options”) to purchase Common Shares from the Company to such Key Persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Administrator shall determine, subject to the provisions of the Plan. No option will be treated as an “incentive stock option” for purposes of the Code. It shall be the intent of the Administrator to not grant an Award in the form of stock options to any Key Person who is then subject to the requirements of Section 409A of the Code with respect to such Award if the Common Shares underlying such Award does not then qualify as “service recipient stock” for purposes of Section 409A. Furthermore, it shall be the intent of the Administrator, in granting options to Key Persons who are subject to Sections 409A and/or 457A of the Code, to structure such options so as to comply with the requirements of Sections 409A and/or 457A of the Code, to the extent applicable.

(b) Stock Appreciation Right Grants; Types of Stock Appreciation Rights. The Administrator may grant stock appreciation rights to such Key Persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Administrator shall determine, subject to the provisions of the Plan. The terms of a stock appreciation right may provide that it shall be automatically exercised for a payment upon the happening of a specified event that is outside the control of the grantee and that it shall not be otherwise exercisable. Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the Plan. It shall be the intent of the Administrator to not grant an Award in the form of stock appreciation rights to any Key Person (i) who is then subject to the requirements of Section 409A of the Code with respect to such Award if the Common Shares underlying such Award does not then qualify as “service recipient stock” for purposes of Section 409A or (ii) if such Award would create adverse tax consequences for such Key Person under Section 457A of the Code. Furthermore, it shall be the intent of the Administrator, in granting stock appreciation rights to Key Persons who are subject to Sections 409A and/or 457A of the Code, to structure such stock appreciation rights so as to comply with the requirements of Sections 409A and/or 457A of the Code, to the extent applicable.

(c) Nature of Stock Appreciation Rights. The grantee of a stock appreciation right shall have the right, subject to the terms of the Plan and the applicable Award Agreement, to receive from the Company an amount equal to (i) the excess of the Fair Market Value of a Common Share on the date of exercise of the stock appreciation right over the Exercise Price of the stock appreciation right, multiplied by (ii) the number of shares with respect to which the stock appreciation right is exercised. Each Award Agreement with respect to a stock appreciation right shall set forth the Exercise Price of such Award and, unless otherwise specifically provided in the Award Agreement, the Exercise Price of a stock appreciation right shall equal the Fair Market Value of a Common Share on the date of grant; provided, that in no event may such Exercise Price be less than the greater of (A) the Fair Market Value of a Common Share on the date of grant and (B) the par value of a Common Share. Payment upon exercise of a stock appreciation right shall be in cash or in Common Shares (valued at their Fair Market Value on the date of exercise of the stock appreciation right) or any combination of both, all as the Administrator shall determine. Repricing of stock appreciation rights granted under the Plan shall not be permitted (1) to the extent such action could cause adverse tax consequences to the grantee under Section 409A or 457A of the Code, to the extent applicable, or (2) without prior shareholder approval, to the extent such approval would be required to be obtained by the Company pursuant to the applicable rules of any applicable stock exchange on which the Common Shares are then listed, and any action that would be deemed to result in a Repricing of a stock appreciation right shall be deemed null and void if it would cause such adverse tax consequences or if any requisite shareholder approval related thereto is not obtained prior to the effective time of such action. Upon the exercise of a stock appreciation right granted in connection with an option, the number of shares subject to the option shall be reduced by the number of shares with respect to which the stock appreciation right is exercised. Upon the exercise of an option in connection with which a stock appreciation right has been granted, the number of shares subject to the stock appreciation right shall be reduced by the number of shares with respect to which the option is exercised.

(d) Option Exercise Price. Each Award Agreement with respect to an option shall set forth the Exercise Price of such Award and, unless otherwise specifically provided in the Award Agreement, the Exercise Price of an option shall equal the Fair Market Value of a Common Share on the date of grant; provided, that in no event may such Exercise Price be less than the greater of (i) the Fair Market Value of a Common Share on the date of grant and (ii) the par value of a Common Share. Repricing of options granted under the Plan shall not be permitted (1) to the extent such action could cause adverse tax consequences to the grantee under Section 409A or 457A of the Code, to the extent applicable, or (2) without prior shareholder approval, to the extent such approval would be required to be obtained by the Company pursuant to the applicable rules of any applicable stock exchange on which the Common Shares are then listed, and any action that would be deemed to result in a Repricing of an option shall be deemed null and void if it would cause such adverse tax consequences or if any requisite shareholder approval related thereto is not obtained prior to the effective time of such action.

2.3. Exercise of Options and Stock Appreciation Rights

Subject to the other provisions of this Article II and the Plan, each option and stock appreciation right granted under the Plan shall be exercisable as follows:

(a) Timing and Extent of Exercise. Options and stock appreciation rights shall be exercisable at such times and under such conditions as determined by the Administrator and set forth in the corresponding Award Agreement, but in no event shall any portion of such Award be exercisable subsequent to the tenth anniversary of the date on which such Award was granted. Unless the applicable Award Agreement otherwise specifically provides, an option or stock appreciation right may be exercised from time to time as to all or part of the shares as to which such Award is then exercisable.

(b) Notice of Exercise. An option or stock appreciation right shall be exercised by the filing of a written notice with the Company or the Company’s designated exchange agent (the “Exchange Agent”), if any, on such form and in such manner as the Administrator shall prescribe.

(c) Payment of Exercise Price. Any written notice of exercise of an option shall be accompanied by payment for the shares being purchased. Such payment shall be made: (i) by certified or official bank check (or the equivalent thereof acceptable to the Company or its Exchange Agent) for the full option Exercise Price; (ii) with the consent of the Administrator, which consent shall be given or withheld in the sole discretion of the Administrator, by withholding of Common Shares having a Fair Market Value (determined as of the exercise date) equal to all or part of the option Exercise Price and a certified or official bank check (or the equivalent thereof acceptable to the Company or its Exchange Agent) for any remaining portion of the full option Exercise Price; or (iii) at the sole discretion of the Administrator and to the extent permitted by law, by such other provision, consistent with the terms of the Plan, as the Administrator may from time to time prescribe (whether directly or indirectly through the Exchange Agent), or by any combination of the foregoing payment methods.

(d) Delivery of Shares Upon Exercise. Subject to Sections 3.2, 3.4 and 3.13, promptly after receiving payment of the full option Exercise Price, or after receiving notice of the exercise of a stock appreciation right for which the Administrator determines payment will be made partly or entirely in shares, the Company or its Exchange Agent shall (i) deliver to the grantee, or to such other Person as may then have the right to exercise the Award, a certificate or certificates for the Common Shares for which the Award has been exercised or, in the case of stock appreciation rights, for which the Administrator determines will be made in shares or (ii) establish an account evidencing ownership of the stock in uncertificated form for the Common Shares for which the Award has been exercised or, in the case of stock appreciation rights, for which the Administrator determines will be made in shares. If the method of payment employed upon an option exercise so requires, and if applicable law permits, an optionee may direct the Company or its Exchange Agent, as the case may be, to deliver the stock certificate(s) to the optionee’s stockbroker.

(e) No Shareholder Rights. No grantee of an option or stock appreciation right (or other Person having the right to exercise such Award) shall have any of the rights of a shareholder of the Company with respect to shares subject to such Award until the issuance of a stock certificate to such Person for such shares or an account in the name of the grantee evidences ownership of stock in uncertificated form. Except as otherwise provided in Section 1.5(c), no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued or the date an account evidencing ownership of the stock in uncertificated form notes receipt of such stock.

(f) Nonexempt Employees. If an option or stock appreciation right is granted to an employee who is a nonexempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, such option or stock appreciation right shall not be scheduled to be first exercisable for any Common Share until at least six months following the date of grant of the option or stock appreciation right. Notwithstanding the foregoing, in the event an option or stock appreciation right granted to such an employee becomes first exercisable during such six-month period pursuant to the terms of the Plan or the applicable Award Agreement as a result of the grantee’s death or Disability, or as a result of a change in corporate ownership, then the restriction set forth in the foregoing sentence shall not apply. The foregoing provisions in this Section 2.3(f) are intended to operate so that any income derived by a nonexempt employee in connection with the exercise or vesting of an option or stock appreciation right will be exempt from his or her regular rate of pay.

2.4. Termination of Employment/Service; Death Subsequent to a Termination of Employment/Service

(a) General Rule. Except to the extent otherwise provided in paragraphs (b), (c), (d) or (e) of this Section 2.4 or Section 3.5(b)(iii), a grantee who incurs a termination of employment or consultancy/service relationship with the Company and its Subsidiaries and Affiliates may exercise any outstanding option or stock appreciation right on the following terms and conditions: (i) exercise may be made only to the extent that the grantee was entitled to exercise the Award on the date of termination of employment or consultancy/service relationship, as applicable; and (ii) exercise must occur within three months after termination of employment or consultancy/service relationship but in no event after the original expiration date of the Award; it being understood that then outstanding options and stock appreciation rights shall not be affected by a change of employment or consultancy/service relationship with the Company and its Subsidiaries and Affiliates so long as the grantee continues to be a director, officer or employee of, or a consultant or service provider to (including actively providing services to the Company and its Subsidiaries and Affiliates through an entity that is itself a consultant or service provider to) the Company, any Subsidiary or any Affiliate.

(b) Termination “for Cause”. If a grantee incurs a termination of employment or consultancy/service relationship with the Company and its Subsidiaries and Affiliates “for Cause”, all options and stock appreciation rights not theretofore exercised (whether vested or unvested) shall immediately terminate upon such termination of employment or consultancy/service relationship.

(c) Disability. If a grantee incurs a termination of employment or consultancy/service relationship with the Company and its Subsidiaries and Affiliates by reason of a Disability, then any outstanding option or stock appreciation right shall, to the extent exercisable at the time of such termination, remain exercisable for a period of one year after such termination; provided, that in no event may such option or stock appreciation right be exercised following the original expiration date of the Award.

(d) Death.

(i) Termination of Employment/Service as a Result of Grantee’s Death. If a grantee incurs a termination of employment or consultancy/service relationship with the Company and its Subsidiaries and Affiliates as the result of his or her death, then any outstanding option or stock appreciation right shall, to the extent exercisable at the time of such death, remain exercisable for a period of one year after such death; provided, that in no event may such option or stock appreciation right be exercised following the original expiration date of the Award.

(ii) Restrictions on Exercise Following Death. Any exercise of an Award following a grantee’s death shall be made only by the grantee’s executor or administrator or other duly appointed representative reasonably acceptable to the Administrator, unless the grantee’s will specifically disposes of such Award, in which case such exercise shall be made only by the recipient of such specific disposition. If a grantee’s personal representative or the recipient of a specific disposition under the grantee’s will shall be entitled to exercise any Award pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Plan and the applicable Award Agreement which would have applied to the grantee.

(e) Administrator Discretion. The Administrator may, in writing, waive or modify the application of the foregoing provisions of this Section 2.4, subject to Section 3.1(c).

2.5. Transferability of Options and Stock Appreciation Rights

Except as otherwise specifically provided in this Plan or the applicable Award Agreement evidencing an option or stock appreciation right, during the lifetime of a grantee, each such Award granted to a grantee shall be exercisable only by the grantee, and no such Award may be sold, assigned, transferred, pledged or otherwise encumbered or disposed of other than by will or by the laws of descent and distribution. The Administrator may, in any applicable Award Agreement evidencing an option or stock appreciation right, permit a grantee to transfer all or some of the options or stock appreciation rights to (a) the grantee’s spouse, children or grandchildren (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members or (c) other parties approved by the Administrator. Following any such transfer, any transferred options and stock appreciation rights shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

2.6. Grant of Restricted Stock

(a) Restricted Stock Grants. The Administrator may grant restricted Common Shares to such Key Persons, in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions as the Administrator shall determine, subject to the provisions of the Plan. A grantee of a restricted stock Award shall have no rights with respect to such Award unless such grantee accepts the Award within such period as the Administrator shall specify by accepting delivery of a restricted stock Award Agreement in such form as the Administrator shall determine.

(b) Issuance of Stock. Promptly after a grantee accepts a restricted stock Award in accordance with Section 2.6(a), subject to Sections 3.2, 3.4 and 3.13, the Company or its Exchange Agent shall issue to the grantee a stock certificate or stock certificates for the Common Shares covered by the Award or shall establish an account evidencing ownership of the stock in uncertificated form. Upon the issuance of such stock certificates, or establishment of such account, the grantee shall have the rights of a shareholder with respect to the restricted stock, subject to: (i) the nontransferability restrictions and forfeiture provisions described in the Plan (including paragraphs (d) and (e) of this Section 2.6); (ii) in the Administrator’s sole discretion, a requirement, as set forth in the Award Agreement, that any dividends paid on such shares shall be held in escrow and, unless otherwise determined by the Administrator, shall remain forfeitable until all restrictions on such shares have lapsed; and (iii) any other restrictions and conditions contained in the applicable Award Agreement.

(c) Custody of Stock Certificate. Unless the Administrator shall otherwise determine, any stock certificates issued evidencing shares of restricted stock shall remain in the possession of the Company (or such other custodian as may be designated by the Administrator) until such shares are free of any restrictions specified in the applicable Award Agreement. The Administrator may direct that such stock certificates bear a legend setting forth the applicable restrictions on transferability.

(d) Nontransferability. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of prior to the lapsing of all restrictions thereon, except as otherwise specifically provided in this Plan or the applicable Award Agreement. The Administrator at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the nontransferability of the restricted stock shall lapse.

(e) Consequence of Termination of Employment/Service. Unless otherwise specifically set forth in the applicable Award Agreement, (i) a grantee’s termination of employment or consultancy/service relationship with the Company and its Subsidiaries and Affiliates for any reason other than death or Disability shall cause the immediate forfeiture of all shares of restricted stock that have not yet vested as of the date of such termination of employment or consultancy/service relationship and (ii) if a grantee incurs a termination of employment or consultancy/service relationship with the Company and its Subsidiaries and Affiliates as the result of his or her death or Disability, all shares of restricted stock that have not yet vested as of the date of such termination shall immediately vest as of such date; it being understood that then outstanding restricted stock Awards shall not be affected by a change of employment or consultancy/service relationship with the Company and its Subsidiaries and Affiliates so long as the grantee continues to be a director, officer or employee of, or a consultant or service provider to (including actively providing services to the Company and its Subsidiaries and Affiliates through an entity that is itself a consultant or service provider to) the Company or any Subsidiary or any Affiliate. All dividends paid on shares forfeited under this Section 2.6(e) that have not theretofore been directly remitted to the grantee shall also be forfeited, whether by termination of any escrow arrangement under which such dividends are held or otherwise. The Administrator may, in writing, waive or modify the application of the foregoing provisions of this Section 2.6(e), subject to Section 3.1(c).

2.7. Grant of Restricted Stock Units

(a) Restricted Stock Unit Grants. The Administrator may grant restricted stock units to such Key Persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Administrator shall determine, subject to the provisions of the Plan. A restricted stock unit granted under the Plan shall confer upon the grantee a right to receive from the Company, conditioned upon the occurrence of such vesting event as shall be determined by the Administrator and specified in the Award Agreement, the number of such grantee’s restricted stock units that vest upon the occurrence of such vesting event multiplied by the Fair Market Value of a Common Share on the date of vesting. Payment upon vesting of a restricted stock unit shall be in cash or in Common Shares (valued at their Fair Market Value on the date of vesting) or both, all as the Administrator shall determine, and such payments shall be made to the grantee at such time as provided in the Award Agreement, which the Administrator shall intend to be (i) if Section 409A of the Code is applicable with respect to Awards granted to the grantee, within the period required by Section 409A such that it qualifies as a “short-term deferral” pursuant to Section 409A and the Treasury Regulations issued thereunder, unless the Administrator shall provide for deferral of the Award intended to comply with Section 409A, (ii) if Section 457A of the Code is applicable with respect to Awards granted to the grantee, within the period required by Section 457A(d)(3)(B) such that it qualifies for the exemption thereunder, or (iii) if Sections 409A and 457A of the Code are not applicable with respect to Awards granted to the grantee, at such time as determined by the Administrator.

(b) Dividend Equivalents. The Administrator may include in any Award Agreement with respect to a restricted stock unit a dividend equivalent right entitling the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such Award is outstanding and unvested, and/or, if payment of the vested Award is deferred, during the period of such deferral following such vesting event, on the Common Shares underlying such Award if such shares were then outstanding. In the event such a provision is included in a Award Agreement, the Administrator shall determine whether such payments shall be (i) paid to the holder of the Award, as specified in the Award Agreement, either (A) at the same time as the underlying dividends are paid, regardless of the fact that the restricted stock unit has not theretofore vested, (B) at the time at which the Award’s vesting event occurs, conditioned upon the occurrence of the vesting event, (C) once the Award has vested, at the same time as the underlying dividends are paid, regardless of the fact that payment of the vested restricted stock unit has been deferred, and/or (D) at the time at which the corresponding vested restricted stock units are paid, (ii) made in cash, Common Shares or other property and (iii) subject to such other vesting and forfeiture provisions and other terms and conditions as the Administrator shall deem appropriate and as shall be set forth in the Award Agreement.

(c) No Shareholder Rights. No grantee of a restricted stock unit shall have any of the rights of a shareholder of the Company with respect to such Award unless and until a stock certificate is issued with respect to such Award upon the vesting of such Award or an account in the name of the grantee evidences ownership of stock in uncertificated form (it being understood that the Administrator shall determine whether to pay any vested restricted stock unit in the form of cash or Company shares or both), which issuance shall be subject to Sections 3.2, 3.4 and 3.13. Except as otherwise provided in Section 1.5(c), no adjustment to any restricted stock unit shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate, if any, is issued or the date an account evidencing ownership of the stock in uncertificated form notes receipt of such stock.

(d) Nontransferability. No restricted stock unit granted under the Plan may be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, except as otherwise specifically provided in this Plan or the applicable Award Agreement.

(e) Consequence of Termination of Employment/Service. Unless otherwise specifically set forth in the applicable Award Agreement, (i) a grantee’s termination of employment or consultancy/service relationship with the Company and its Subsidiaries and Affiliates for any reason other than death or Disability shall cause the immediate forfeiture of all restricted stock units that have not yet vested as of the date of such termination of employment or consultancy/service relationship and (ii) if a grantee incurs a termination of employment or consultancy/service relationship with the Company and its Subsidiaries and Affiliates as the result of his or her death or Disability, all restricted stock units that have not yet vested as of the date of such termination shall immediately vest as of such date; it being understood that then outstanding restricted stock units shall not be affected by a change of employment or consultancy/service relationship with the Company and its Subsidiaries and Affiliates so long as the grantee continues to be a director, officer or employee of, or a consultant or service provider to (including actively providing services to the Company and its Subsidiaries and Affiliates through an entity that is itself a consultant or service provider to), the Company or any Subsidiary or any Affiliate. All dividend equivalent rights on any restricted stock units forfeited under this Section 2.7(e) that have not theretofore been directly remitted to the grantee shall also be forfeited, whether by termination of any escrow arrangement under which such dividends are held or otherwise. The Administrator may, in writing, waive or modify the application of the foregoing provisions of this Section 2.7(e), subject to Section 3.1(c).

2.8. Grant of Cash Awards

The Administrator may grant Awards that are payable solely in cash to such Key Persons and in such amounts and subject to such terms, conditions, restrictions and forfeiture provisions as the Administrator shall determine and subject to the terms, conditions and restrictions in this Plan. Cash Awards may be granted in respect of past services or other valid consideration.

2.9. Grant of Unrestricted Stock

The Administrator may grant (or sell at a purchase price at least equal to par value) Common Shares free of restrictions under the Plan to such Key Persons and in such amounts and subject to such terms, conditions and forfeiture provisions as the Administrator shall determine and subject to the terms, conditions and restrictions in this Plan. Shares may be granted or sold in respect of past services or other valid consideration.

2.10. Other Equity-Based or Equity-Related Awards

Subject to the provisions of the Plan (including, without limitation, Section 3.16), the Administrator shall have the sole and complete authority to grant to Key Persons other equity-based or equity-related Awards in such amounts and subject to such terms, conditions, restrictions and forfeiture provisions as the Administrator shall determine; provided, that any such Awards must comply with applicable law and, to the extent deemed desirable by the Administrator, Rule 16b-3.

2.11. Dividend Equivalents

Subject to the provisions of the Plan (including, without limitation, Section 3.16), in the discretion of the Administrator, an Award, other than an option or stock appreciation right, may provide the Award recipient with dividends or dividend equivalents, payable in cash, shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Administrator, including, without limitation, payment directly to the Award recipient, withholding of such amounts by the Company subject to vesting of the Award, or reinvestment in additional shares, restricted shares or other Awards.

ARTICLE III.

Miscellaneous

3.1. Amendment of the Plan; Modification of Awards

(a) Amendment of the Plan. The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that, other than to the extent otherwise expressly provided in the applicable Award Agreement, no such suspension, discontinuation, revision or amendment shall materially impair any rights or materially increase any obligations under any Award theretofore made under the Plan without the consent of the grantee (or, upon the grantee’s death, the Person having the rights to the Award). For purposes of this Section 3.1, any action of the Board or the Administrator that in any way alters or affects the tax treatment of any Award shall not be considered to materially impair any rights of any grantee.

(b) Shareholder Approval Requirement. If required by applicable rules or regulations of a national securities exchange or the SEC, the Company shall obtain shareholder approval with respect to any amendment to the Plan that (i) expands the types of Awards available under the Plan, (ii) materially increases the aggregate number of shares which may be issued under the Plan, except as permitted pursuant to Section 1.5(c), (iii) materially increases the benefits to participants under the Plan, including any material change to (A) permit, or that has the effect of, a Repricing of any outstanding Award, (B) reduce the price at which shares or options to purchase shares may be offered or (C) extend the duration of the Plan, or (iv) materially expands the class of Persons eligible to receive Awards under the Plan.

(c) Modification of Awards. The Administrator may cancel any Award under the Plan. The Administrator also may amend any outstanding Award Agreement, including, without limitation, by amendment which would: (i) accelerate the time or times at which the Award becomes unrestricted, vested or may be exercised; (ii) waive or amend any goals, restrictions or conditions set forth in the Award Agreement; or (iii) waive or amend the operation of Section 2.4, 2.6(e) or 2.7(e) with respect to the termination of the Award upon termination of employment or consultancy/service relationship; provided, that no such amendment shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Award. However, any such cancellation or amendment (other than an amendment pursuant to Section 1.5, 3.5 or 3.16) that materially impairs the rights or materially increases the obligations of a grantee under an outstanding Award shall, except to the extent otherwise expressly provided in the applicable Award Agreement, be made only with the consent of the grantee (or, upon the grantee’s death, the Person having the rights to the Award). In making any modification to an Award (e.g., an amendment resulting in a direct or indirect reduction in the Exercise Price or a waiver or modification under Section 2.4(e), 2.6(e) or 2.7(e)), the Administrator may consider the implications, if any, of such modification under the Code with respect to Sections 409A and 457A of the Code in respect of Awards granted under the Plan to individuals subject to such provisions of the Code.

3.2. Consent Requirement

(a) No Plan Action Without Required Consent. If the Administrator shall at any time determine that any Consent (as defined below) is necessary or desirable as a condition of, or in connection with, the granting of any Award under the Plan, the issuance or purchase of shares or other rights thereunder, or the taking of any other action thereunder (each such action being hereinafter referred to as a “Plan Action”), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Administrator.

(b) Consent Defined. The term “Consent” as used herein with respect to any Plan Action means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any Federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Administrator shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies or any other Person.

3.3. Nonassignability; Successors

Except as provided in Section 2.4(d), 2.5, 2.6(d) or 2.7(d), (a) no Award or right granted to any Person under the Plan or under any Award Agreement shall be assignable or transferable other than by will or by the laws of descent and distribution and (b) all rights granted under the Plan or any Award Agreement shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative or the grantee’s permissible successors or assigns (as authorized and determined by the Administrator). The rights, duties and obligations under the Plan and any applicable Award Agreement shall be assignable by the Company to any successor entity, including any entity acquiring all, or substantially all, of the assets of the Company. All terms and conditions of the Plan and the applicable Award Agreements will be binding upon any permitted successors or assigns.

3.4. Taxes

(a) Withholding. A grantee or other Award holder under the Plan shall be required to pay, in cash, to the Company, and the Company, its Subsidiaries and Affiliates shall have the right and are hereby authorized to withhold from any Award, from any cash or other payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to such grantee or other Award holder, the amount of any applicable withholding taxes in respect of an Award, its grant, its exercise, its vesting, or any payment or transfer under an Award or under the Plan, up to the maximum statutory rates in the applicable jurisdiction with respect to the Award, as determined by the Company, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for payment of such taxes. Whenever Common Shares are to be delivered pursuant to an Award under the Plan, with the approval of the Administrator, which the Administrator shall have sole discretion whether or not to give, the grantee may satisfy the foregoing condition by electing to have the Company withhold from delivery shares having a value equal to the amount of the applicable withholding taxes as determined in accordance with this Section 3.4(a). Such shares shall be valued at their Fair Market Value as of the date on which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award as may be approved by the Administrator in its sole discretion.

(b) Liability for Taxes. Grantees and holders of Awards are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including, without limitation, any taxes arising under Sections 409A and 457A of the Code) and the Company shall not have any obligation to indemnify or otherwise hold any such Person harmless from any or all such taxes. The Administrator shall have the discretion to organize any deferral program, to require deferral election forms, and to grant or, notwithstanding anything to the contrary in the Plan or any Award Agreement, to unilaterally modify any Award in a manner that (i) conforms with the requirements of Sections 409A and 457A of the Code (to the extent applicable), (ii) voids any participant election to the extent it would violate Section 409A or 457A of the Code (to the extent applicable) and (iii) for any distribution event or election that could be expected to violate Section 409A of the Code, make the distribution only upon the earliest of the first to occur of a “permissible distribution event” within the meaning of Section 409A of the Code or a distribution event that the participant elects in accordance with Section 409A of the Code, all in such a way so as to retain, to the maximum extent feasible, the originally intended economic and tax benefits under the Award. The Administrator shall have the sole discretion to interpret the requirements of the Code, including, without limitation, Sections 409A and 457A, for purposes of the Plan and all Awards.

3.5. Change in Control

(a) Change in Control Defined. Unless otherwise specifically set forth in the applicable Award Agreement, for purposes of the Plan, “Change in Control” shall mean the occurrence of any of the following that occurs after the adoption of the Plan:

(i) any “person” (as defined in Section 13(d)(3) of the 1934 Act), company or other entity acquires “beneficial ownership” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 25% of the aggregate voting power of the capital stock ordinarily entitled to elect directors of the Company; provided, that no Change in Control shall have occurred in the event of such an acquisition by (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary or Affiliate, (C) any company or other entity owned, directly or indirectly, by the holders of the voting stock ordinarily entitled to elect directors of the Company in substantially the same proportions as their ownership of the aggregate voting power of the capital stock ordinarily entitled to elect directors of the Company immediately prior to such acquisition or (D) Mr. Miltiadis Marinakis or Mr. Pankaj Khanna (each, a “Significant Shareholder”) and/or any Person directly or indirectly “controlled by” or “under common control with” (as defined in Rule 12b-2 under the 1934 Act) a Significant Shareholder;

(ii) the sale of all or substantially all the Company’s assets in one or more related transactions to any “person” (as defined in Section 13(d)(3) of the 1934 Act), company or other entity; provided, that no Change in Control shall have occurred in the event of such a sale to (A) a Subsidiary which does not involve a material change in the equity holdings of the Company, (B) an entity (the “Acquiring Entity”) which has acquired all or substantially all the Company’s assets if, immediately following such sale, 50% or more of the aggregate voting power of the capital stock ordinarily entitled to elect directors of the Acquiring Entity (or, if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the aggregate voting power of the capital stock ordinarily entitled to elect directors of the Acquiring Entity) is beneficially owned by the holders of the voting stock ordinarily entitled to elect directors of the Company immediately prior to such sale in substantially the same proportions as the aggregate voting power of the capital stock ordinarily entitled to elect directors of the Company immediately prior to such sale or (C) one or more Significant Shareholders and/or Persons directly or indirectly “controlled by” or “under common control with” (as defined in Rule 12b-2 under the 1934 Act) a Significant Shareholder;

(iii) any merger, consolidation, reorganization or similar event of the Company; provided, that no Change in Control shall have occurred in the event 50% or more of the aggregate voting power of the capital stock ordinarily entitled to elect directors of the surviving entity (or, if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the aggregate voting power of the capital stock ordinarily entitled to elect directors of the surviving entity) is beneficially owned by the holders of the voting stock ordinarily entitled to elect directors of the Company immediately prior to such event in substantially the same proportions as the aggregate voting power of the capital stock ordinarily entitled to elect directors of the Company immediately prior to such event;

(iv) the approval by the Company’s shareholders of a plan of complete liquidation or dissolution of the Company; or

(v) during any period of 12 consecutive calendar months, individuals:

(A)	who were directors of the Company on the first day of such period, or

(B)

whose election or nomination for election to the Board was recommended or approved by at least a majority of the directors then still in office who were directors of the Company on the first day of such period, or whose election or nomination for election were so approved, shall cease to constitute a majority of the Board.

Notwithstanding the foregoing, unless otherwise specifically set forth in the applicable Award Agreement, for each Award subject to Section 409A of the Code, a Change in Control shall be deemed to have occurred under this Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code, provided, that such limitation shall apply to such Award only to the extent necessary to avoid adverse tax effects under Section 409A of the Code.

(b) Effect of a Change in Control. Unless the Administrator specifically provides otherwise in an Award Agreement, upon the occurrence of a Change in Control:

(i) if, following the occurrence of that Change in Control, the grantee incurs a termination of employment or consultancy/service relationship for any reason, other than a voluntary termination or resignation by the grantee without Good Reason or a termination “for Cause”, concurrent with or within one year following the Change in Control, any Award outstanding as of immediately prior to the time of such Change in Control and then outstanding at the time of such termination of employment or consultancy/service relationship shall become fully vested and any forfeiture provisions thereon imposed pursuant to the Plan and the applicable Award Agreement shall lapse and any Award in the form of an option or stock appreciation right shall be immediately exercisable as of the time of such termination of employment or consultancy/service relationship;

(ii) to the extent permitted by law and not otherwise limited by the terms of the Plan, the Administrator may amend any Award Agreement in such manner as it deems appropriate; and

(iii) a grantee who incurs a termination of employment or consultancy/service relationship for any reason, other than a voluntary termination or resignation by the grantee without Good Reason or a termination “for Cause”, concurrent with or within one year following the Change in Control may exercise any outstanding option or stock appreciation right, but only to the extent that the grantee was entitled to exercise the Award on the date of his or her termination of employment or consultancy/service relationship, until the earlier of (A) the original expiration date of the Award and (B) the later of (x) the date provided for under the terms of Section 2.4 without reference to this Section 3.5(b)(iii) and (y) the first anniversary of the grantee’s termination of employment or consultancy/service relationship.

(c) Miscellaneous. Whenever deemed appropriate by the Administrator, any action referred to in paragraph (b)(ii) of this Section 3.5 may be made conditional upon the consummation of the applicable Change in Control transaction.

3.6. Operation and Conduct of Business

Nothing in the Plan or any Award Agreement shall be construed as limiting or preventing the Company, any Subsidiary or any Affiliate from taking any action with respect to the operation and conduct of its business that it deems appropriate or in its best interests, including any or all adjustments, recapitalizations, reorganizations, exchanges or other changes in the capital structure of the Company, any Subsidiary or any Affiliate, any merger or consolidation of the Company, any Subsidiary or any Affiliate, any issuance of Company shares or other securities or subscription rights, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Shares or other securities or rights thereof, any dissolution or liquidation of the Company, any Subsidiary or any Affiliate, any sale or transfer of all or any part of the assets or business of the Company, any Subsidiary or any Affiliate, or any other corporate act or proceeding, whether of a similar character or otherwise.

3.7. No Rights to Awards

No Key Person or other Person shall have any claim to be granted any Award under the Plan.

3.8. Right of Discharge Reserved; Service Relationship

(a) Nothing in the Plan or in any Award Agreement shall confer upon any grantee the right to continue his or her employment with the Company, any Subsidiary or any Affiliate, his or her consultancy/service relationship with the Company, any Subsidiary or any Affiliate, or his or her position as an officer or director of the Company, any Subsidiary or any Affiliate, or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate such employment or consultancy/service relationship.

(b) For the avoidance of doubt, for purposes of the Plan, reference to (i) a service relationship shall include service as a director or officer and (ii) a termination of a service relationship shall include a removal or resignation as a director or officer.

3.9. Non-Uniform Determinations

The Administrator’s determinations and the treatment of Key Persons and grantees and their beneficiaries under the Plan need not be uniform and may be made and determined by the Administrator selectively among Persons who receive, or who are eligible to receive, Awards under the Plan (whether or not such Persons are similarly situated). Without limiting the generality of the foregoing, the Administrator shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to (a) the Persons to receive Awards under the Plan, (b) the types of Awards granted under the Plan, (c) the number of shares to be covered by, or with respect to which payments, rights or other matters are to be calculated with respect to, Awards and (d) the terms and conditions of Awards.

3.10. Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company or any Subsidiary from making any award or payment to any Person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11. Headings

Any section, subsection, paragraph or other subdivision headings contained herein are for the purpose of convenience only and are not intended to expand, limit or otherwise define the contents of such section, subsection, paragraph or subdivision.

3.12. Effective Date and Term of Plan

(a) Adoption; Shareholder Approval. The Plan was adopted by the Board on March 12, 2025. The Board may, but need not, make the granting of any Awards under the Plan subject to the approval of the Company’s shareholders.

(b) Termination of Plan. The Board may terminate the Plan at any time. All Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements. No Awards may be granted under the Plan following the tenth anniversary of the date on which the Plan was adopted by the Board.

3.13. Restriction on Issuance of Stock Pursuant to Awards

The Company shall not permit any Common Shares to be issued pursuant to Awards granted under the Plan unless such Common Shares are fully paid and non-assessable under applicable law. Notwithstanding anything to the contrary in the Plan or any Award Agreement, at the time of the exercise of any Award, at the time of vesting of any Award, at the time of payment of Common Shares in exchange for, or in cancellation of, any Award, or at the time of grant of any unrestricted shares under the Plan, the Company and the Administrator may, if either shall deem it necessary or advisable for any reason, require the holder of an Award (a) to represent in writing to the Company that it is the Award holder’s then-intention to acquire the shares with respect to which the Award is granted for investment and not with a view to the distribution thereof or (b) to postpone the date of exercise until such time as the Company has available for delivery to the Award holder a prospectus meeting the requirements of all applicable securities laws; and no shares shall be issued or transferred in connection with any Award unless and until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Company and the Administrator. The Company and the Administrator shall have the right to condition any issuance of shares to any Award holder hereunder on such Person’s undertaking in writing to comply with such restrictions on the subsequent transfer of such shares as the Company or the Administrator shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and all share certificates delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Company or the Administrator may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, any stock exchange upon which such shares are listed, and any applicable securities or other laws, and certificates representing such shares may contain a legend to reflect any such restrictions. The Administrator may refuse to issue or transfer any shares or other consideration under an Award if it determines that the issuance or transfer of such shares or other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the 1934 Act, to the extent applicable, and any payment tendered to the Company by a grantee or other Award holder in connection with the exercise of such Award shall be promptly refunded to the relevant grantee or other Award holder. Without limiting the generality of the foregoing, no Award granted under the Plan shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Administrator has determined that any such offer, if made, would be in compliance with all applicable requirements of any applicable securities laws. Furthermore, following the issuance of any Common Share under the Plan, except to the extent otherwise expressly set forth in the applicable Award Agreement, such Common Share would remain subject to any applicable insider trader policy of the Company, as well as all rules, regulations and other requirements of the SEC, any stock exchange upon which Common Shares are listed, and any applicable securities or other laws.

3.14. Requirement of Notification of Election Under Section 83(b) of the Code

If an Award recipient, in connection with the acquisition of Company shares under the Plan, makes an election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code), the grantee shall notify the Administrator of such election within ten days of filing notice of the election with the U.S. Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

3.15. Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to the applicable laws or, if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

3.16. Sections 409A and 457A

To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Sections 409A and 457A of the Code and U.S. Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan or any applicable Award Agreement to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A or 457A of the Code, the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (i) exempt the Plan and Award from Sections 409A and 457A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Sections 409A and 457A of the Code and related U.S. Department of Treasury guidance and thereby avoid the application of penalty taxes under Sections 409A and 457A of the Code, all in such a way so as to retain, to the maximum extent feasible, the originally intended economic and tax benefits under the Award.

3.17. Forfeiture; Clawback

The Administrator may, in its sole discretion, specify in the applicable Award Agreement that any realized gain with respect to options or stock appreciation rights and any realized value with respect to other Awards shall be subject to forfeiture or clawback, in the event of (a) a grantee’s breach of any non-competition, non-solicitation, confidentiality, general release, or other restrictive covenant (including any covenant not to sue) with respect to the Company, any Subsidiary or any Affiliate, (b) a grantee’s breach of any employment or consulting agreement with the Company, any Subsidiary or any Affiliate, (c) a grantee’s termination of employment or consultancy/service relationship for Cause or (d) a financial restatement that reduces the amount of compensation under the Plan previously awarded to a grantee that would have been earned had results been properly reported. Notwithstanding anything to the contrary in this Plan or any Award Agreement, all Awards granted under the Plan shall be subject to clawback to the extent required to comply with applicable law, the applicable rules of any stock exchange on which the Company’s shares are then traded, and/or any clawback policy adopted by the Company in connection with any such applicable law or any such applicable stock exchange rules, including, without limitation, in connection with an accounting restatement and/or, to the extent applicable, Rule 10D-1 of the 1934 Act.

3.18. No Trust or Fund Created

Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company, any Subsidiary or any Affiliate and an Award recipient or any other Person. To the extent that any Person acquires a right to receive payments from the Company, any Subsidiary or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company, Subsidiary or Affiliate.

3.19. No Fractional Shares

No fractional shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares or whether such fractional shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

3.20. Governing Law

The Plan will be construed and administered in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.